Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228661) and Form S-8 (Nos. 333-230283, 333-230281, 333-222060, 333-237283, and 333-241681) of Spero Therapeutics, Inc. of our report dated March 11, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 11, 2021